Camelot, JSJ Investments Ink Funding, Investment Banking Services Deal

Companies Enter Initial Six Month Agreement through June 2012

UNIVERSAL CITY, CA – January 5, 2011 - Camelot Entertainment Group, Inc.  (OTC: CMGR) ("Camelot") announced today that it has entered into a funding and investment banking related consulting services agreement with JSJ Investments, Inc. (“JSJ”) as reported in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Under the terms of the agreement, JSJ will provide Camelot with investment banking related consulting services and a minimum monthly infusion of $15,000 to $25,000 for corporate expense related items incurred at Camelot’s Irvine, California offices, including accounting, legal and other administrative costs, with the specific amount determined by JSJ, for an initial period of six months beginning on or about December 9, 2011 and continuing until June 8, 2012. JSJ has also notified Camelot that it plans to purchase stock in the open market.

“We are excited to have JSJ Investments join our team,” stated Camelot Chairman Robert Atwell. “Their insight into the marketplace, expertise and belief in our business model will be a great asset to us. We are both looking forward to a strong year for Camelot in 2012.”

As consideration for the investment banking related services and the infusion of cash, the Company will issue a two-year no-interest convertible promissory note to JSJ in the amount of $300,000 convertible into shares of Camelot’s common stock (In the event Camelot does not retire the promissory note at the end of two years, then the promissory note shall accrue interest at the rate of 15% per annum until the outstanding principal amount and any accrued interest is paid). The Company will also issue JSJ Camelot Preferred Stock, including five per cent (5%) of its Series A Convertible Preferred Stock. In addition, JSJ will receive warrants enabling them to purchase up to five per cent (5%) of CMGR’s outstanding common stock annually.

Complete details of the transaction can be found on Camelot’s website at www.camelotent.com or through Camelot’s Form 8-K, which is available for viewing at www.sec.gov.

ABOUT CAMELOT ENTERTAINMENT

Camelot Entertainment Group, Inc. (www.camelotent.com ) is a US publicly traded company (OTC: CMGR) with four divisions: Camelot Film Group, Camelot Distribution Group and its genre division, DarKnight Pictures, Camelot Studio Group and Camelot Production Services Group.

Camelot is building a different kind of motion picture studio infrastructure by redefining the development, financing, production, and distribution process. Camelot is a member of the Independent Film & Television Alliance (IFTA).

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company's Securities and Exchange Commission reports and filings.

Certain statements contained in this release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made.

Contact:

Jonathon Russo

Camelot Entertainment Group

Email Contact

(772) 919-8747

Media Contact:

Jessica Kelly

Camelot Distribution Group

Email Contact

(818) 308-8858

SOURCE: Camelot Entertainment Group, Inc